Exhibit 10.1
FIRSTSUN CAPITAL BANCORP
ANNUAL EXECUTIVE INCENTIVE PLAN
SECTION 1: Establishment & Purpose.
1.1    Establishment of Plan. The Company hereby establishes this FirstSun Capital Bancorp Annual Executive Incentive Plan for its corporate and Subsidiary employees.
1.2    Purpose of Plan. The purpose of this Plan is to advance the interests of the Company and its Subsidiaries by attracting and retaining executive employees and by stimulating the efforts of such executive employees to contribute to the continued success and growth of the business of the Company and its Subsidiaries. This Plan is further intended to provide flexibility to the Company and its Subsidiaries in structuring short-term incentive compensation to appropriately balance risk and reward, ensure compatibility with effective controls and risk-management, and to align Awards with the interests of its stockholders. Awards under this Plan are payable in cash or other property, but not the equity securities of the Company or its Subsidiaries.
SECTION 2: Definitions.
The following words have the following meanings unless a different meaning plainly is required by the context:
2.1    “Act” means the Securities Exchange Act of 1934, as amended.
2.2    “Award” means a right granted to a Participant to receive an incentive payment, in cash or other property, upon the achievement of certain Performance Measures designated as provided in this Plan.
2.3    “Award Agreement” means any written or electronic agreement entered into between the Company and a Participant setting forth the terms and conditions of an Award made to such Participant under this Plan, such Award Agreement to be in such form as shall be prescribed by the Committee from time to time.
2.4    “Base Salary” means a Participant’s annualized base salary as of the last day of the applicable Performance Period
2.5    “Board” means the Board of Directors of the Company.
2.6    “Code” means the Internal Revenue Code of 1986, as amended. Each reference in this Plan to a section or sections of the Code, unless otherwise noted, shall be deemed to include a reference to the rules and regulations issue under such section or sections of the Code.
2.7    “Committee” means the Compensation and Succession Committee of the Board or such other committee as the Board may designate from time to time. The Committee shall consist of at least two members of the Board and all of its members shall be “non-employee directors” as defined in Rule 16b-3 issued under the Act. In the event the Board exercises the authority of the Committee in connection with the Plan or an Award as contemplated by Section 3.1, including, but not limited to, as required by any provision of the Committee’s Charter, the term “Committee” shall refer to the Board in connection with the Plan or with regard to that Award.
2.8    “Company” means FirstSun Capital Bancorp, a Delaware corporation, and its successors and assigns.
2.9    “Disability” means that a Participant is: (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (b) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, the Participant is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or any Subsidiary.
2.10    “Employee” means an executive employee of the Company or one of its Subsidiaries.
2.11    “Maximum Award” means a dollar amount or a percentage of Base Salary, as determined by the Committee for each Performance Period, which represents the payment that the Participant will earn if the maximum level of the Performance Measures is achieved.
2.12    “Participants” means any Employee of the Company who is designated by the Committee as a Participant in this Plan. Members of the Board who are not also Employees of the Company are not eligible to participate in this Plan. A person who is hired by the Company, or promoted to a position in which he or she is eligible to be a Participant, during a Performance Period may also be designated by the Committee at the time of hire or promotion as a Participant, in which event the Performance Period for such Participant shall be the portion of the Performance Period remaining after the person is designated a Participant.
2.13    “Performance Measures” means the performance goals selected for each Participant with respect to each Performance Period, the achievement of which shall determine the amount of the Participant’s Award for the Performance Period. The Performance Measures may include any of the criteria listed below on an actual, adjusted or operating basis:
(a)    Asset and credit quality metrics;
(b)    Balance sheet growth and/or composition (e.g. loans, deposits, securities, etc.)
(c)    Cash earnings;
(d)    Cash earnings per share (net of or including dividends);
(e)    Capital expenditures;
(f)    Capital ratios;
(g)    Cash flow (before or after dividends);
(h)    Cash flow return on investment;
(i)    Cost control or cost saving levels;
(j)    Customer service/satisfaction, satisfaction based on specified objective goals or a Company-sponsored customer survey;
(k)    Earnings;
(l)    Economic value added measurements;

(m)    Employee turnover;
(n)    Efficiency ratio;
(o)    Expense or cost levels;
(p)    Interest income;
(q)    Liquidity;
(r)    Margins;
(s)    Market share or market penetration with respect to specific designated products or services, product or service groups and/or specific geographic areas;
(t)    Market-spending efficiency;
(u)    Net income (before or after taxes, interest, depreciation, and/or amortization);
(v)    Net income per share;
(w)    Net interest margin;
(x)    Net revenue growth and ratio to earning assets;
(y)    Non-interest expense;
(z)    Non-interest income;
(aa)    Profit;
(bb)    Productivity ratios;
(cc)    Reduction of losses, loss ratios, expense ratios or fixed costs;
(dd)    Return on assets;
(ee)    Return on capital (including return on total capital or return on invested capital);
(ff)    Return on equity;
(gg)    Return on tangible equity;
(hh)    Return on investment;
(ii)    Revenues;
(jj)    Stockholder value added;
(kk)    Share price (including without limitation, growth measures, total stockholder return or comparison to indices); and
(ll)    Such other business criteria as the Committee may determine to be appropriate, which may include financial and nonfinancial performance goals.
One or more Performance Measures may, in the Committee’s sole discretion and provided that the Committee determines that it does not encourage the applicable Participant to expose the Company or its Subsidiaries to imprudent risks that may pose a threat to the safety and soundness of the Company or its Subsidiaries: (i) be linked to the Participant’s business unit, division, business segment, a Subsidiary or the Company as a whole, or any combination of the foregoing, or to such Participant’s areas of responsibility; (ii) be compared to pre-determined levels, as the Committee may deem appropriate, or compared to the performance of a pre-established peer group, or published or special index that the Committee, in its sole discretion, deems appropriate; or (iii) include subjective determinations by the Committee or the Participant’s superiors, including with respect to the Participant’s individual performance. The provisions of Awards (including, without limitation, any applicable Performance Measures) need not be the same with respect to each Participant.
The Committee shall adjust any Performance Measure to the extent necessary to prevent dilution or enlargement of an Award as a result of extraordinary events or circumstances, as determined by the Committee in its sole discretion, or to exclude the effects of extraordinary, unusual, or non-recurring items, such as (1) asset write-downs, (2) litigation or claim judgments or settlements, (3) changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (4) any reorganization and restructuring programs, , (5) acquisitions, mergers, or divestitures (including non-recurring transaction-related expenses); (6) securities offerings; (7) accounting changes, (8) amortization of goodwill or other intangible assets, (9) discontinued operations, and (10) other special charges or extraordinary items as approved by the Committee, in its sole discretion.
2.14    “Performance Period” means each consecutive twelve (12)-month period commencing on the first day of each calendar or fiscal year during the term of this Plan, or a portion of such twelve (12)-month period with respect to an Employee who becomes a Participant during such period, or such other period as determined by the Committee.
2.15    “Plan” means this FirstSun Capital Bancorp Annual Executive Incentive Plan.
2.16    “Retirement” means the Participant ceases being an Employee after attaining age sixty (60), provided the Participant has provided the Committee with at least twelve (12) months’ advance written notice of retirement or a lesser period with the approval of the Committee.
2.17    “Subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity during any period in which at least a fifty percent (50%) voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.
2.18    “Target Award” means a dollar amount or a percentage of Base Salary determined by the Committee for each Performance Period, which represents the payment that the Participant will earn if the target level of the Performance Measures is achieved.
2.19    “Threshold Award” means a dollar amount or a percentage of Base Salary, as determined by the Committee for each Performance Period, which represents the payment that the Participant will earn if the threshold level of the Performance Measures is achieved.
SECTION 3: Administration.
3.1    Power and Authority of Committee. The Plan shall be administered by the Committee, which shall have all powers necessary or desirable for such administration. The express grant in this Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. Any authority granted to the Committee may also be exercised by the full Board. The Committee shall have full power and authority, subject to all applicable provisions of this Plan and applicable law, to:
(a)    establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems necessary or advisable for the proper administration of this Plan,

(b)    construe, interpret and administer this Plan and any instrument or agreement relating to this Plan, including correcting any defect, supplying any omission, interpreting any ambiguity or reconciling any inconsistency in the manner and to the extent it shall deem desirable to carry this Plan into effect,
(c)    waive, prospectively or retroactively, any conditions of or rights of the Company under any Award,
(d)    increase or decrease the payout due under any Award, and
(e)    make all other determinations and take all other actions necessary or advisable for the administration of this Plan.
Unless otherwise expressly provided in this Plan, each determination made and each action taken by the Committee or the Board pursuant to this Plan or any instrument or agreement relating to this Plan, may be made at any time and shall be final, binding and conclusive for all purposes on all persons, including, but not limited to, Participants of the Company or its Subsidiaries, and their legal representatives and beneficiaries. An Award Agreement shall not be required for Awards. However, an Award Agreement may be utilized in connection with any Awards if and to the extent deemed appropriate by the Committee. Any Award Agreement shall be deemed to be part of the Plan and, accordingly, shall be administered by the Committee as set forth in this Section 3.
3.2    Delegation. The Committee may delegate its powers and duties under this Plan, to designate Employees who will be eligible for Awards and the Performance Measures and other terms of such Awards, and/or to approve achievement of the applicable Performance Measures, to a sub-committee of the Committee.
3.3    Determinations at the Outset of Each Performance Period. Prior to the start of or during each Performance Period, the Committee shall:
(a)    designate Employees who will become Participants for such Performance Period;
(b)    establish a Threshold Award, Target Award and Maximum Award for each Participant; and
(c)    with respect to each Participant, establish one or more Performance Measures and a formula to determine the amount of the Award that will be earned at different levels of achievement of the Performance Measures.
3.4    Approval. Following the close of each Performance Period and prior to payment of any amount to any Participant under this Plan, the Committee must determine which of the applicable Performance Measures for that Performance Period have been achieved and the attainment of all other factors upon which any payments to a Participant for that Performance Period are to be based and the corresponding Award amounts. Such approval shall be made in time to permit payments to be made not later than the fifteenth (15th) day of the third (3rd) calendar month following the end of the Performance Period.

SECTION 4: Incentive Payment.
Subject to the provisions of this Plan, each Participant shall receive an incentive payment for each Performance Period in the amount determined by the extent to which his or her Performance Measures have been achieved under the terms of his or her Award, subject to the provisions and/or limitations set forth below:
(a)    Discretionary Increase or Reduction. The Committee shall retain sole and absolute discretion to increase or reduce the amount of any incentive payment otherwise payable to any Participant under this Plan, an Award and any Award Agreement.
(b)    Continued Employment. Except as otherwise approved by the Committee or specifically set forth in a written employment agreement between the Employee and the Company or its Subsidiaries in effect on the date of such payment, the Participant shall not receive an incentive payment under this Plan with respect to a Performance Period if, for any reason other than a Termination Event (as defined in Section 4(f)), the employment of the Participant has been terminated on or before the date payment is made for a Performance Period under Section 5.1.
(c)    Regulatory Action. Awards will not be earned or paid, regardless of achievement of Performance Measures, (i) to the extent that any regulatory agency issues a formal, written enforcement action, memorandum of understanding or other directive action that, or a regulation that, prohibits or limits the eligibility of the Employee for or pay out of the Award to the Employee under the Plan, or (ii) if, after a review of the Company’s or its Subsidiaries’ credit quality measures, the Committee considers it imprudent to provide or pay out the Award under the Plan.
(d)    Ethical Obligations. The Company and its Subsidiaries are committed to doing business in an honest and ethical manner and to complying with all applicable laws and regulations. Participant actions are expected to comply with the policies established by the Company and its Subsidiaries, including their Codes of Ethics and Insider Trading Policies. The Committee may determine, on a case-by-case basis, any reductions or eliminations of incentive payments under this Plan due to violations of policies or noncompliance.
(e)    Clawback. By accepting any compensation paid or otherwise made available to a Participant under this Plan, the Participant agrees to the terms and conditions of this Plan (including, without limitation, this Section 4(e)). The Participant acknowledges and agrees that any Award that Participant receives under the Plan is subject to the terms of the Company’s Incentive Compensation Recovery Policy as it may be amended from time to time or other similar policy that may be hereafter adopted, as well as any similar provisions of applicable law or regulation, and any applicable listing standard of the national securities exchanges on which the Company’s stock is listed, which could in certain circumstances require repayment or forfeiture of such Award. The Participant acknowledges the rights of the Company and its Subsidiaries to engage in any legal or equitable action or proceeding in order to enforce the provisions of this Section.
(f)    Termination Event. The following shall constitute a “Termination Event”:
(i)    The Participant’s death while employed by the Company or any Subsidiary.
(ii)    The Participant’s Retirement from the Company or any Subsidiary.
(iii)    The Participant’s Disability while employed by the Company or any Subsidiary.
In the event of a Termination Event as described above, the Participant or his or her beneficiary shall receive an incentive payment for the Performance Period equal to the amount determined under Section 3.4 and Section 4, multiplied by a fraction, the numerator of which is the number of full calendar months during the Performance Period in which he or she was a Participant prior to the Termination Event and the denominator of which is twelve.
SECTION 5: Benefit Payments.
5.1    Time and Form of Payments. All payments of Awards pursuant to this Plan shall be made not later than the fifteenth (15th) day of the third (3rd) month following the end of the Performance Period; provided that the Committee may permit Participants to elect to defer payment of their Awards pursuant to a timely election made pursuant to a deferred compensation plan established by the Company that satisfies the requirements of Section 409A of the Code.
5.2    Nontransferability. Except as otherwise determined by the Committee, no right to any incentive payment under this Plan, whether payable in cash or property, shall be transferable by a Participant other than by will or by the laws of descent and distribution; provided, however, that if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant and receive any cash or property due under the Participant’s Award upon the death of the Participant. No right to any incentive payment under this Plan may be pledged, attached or otherwise encumbered, and any purported pledge, attachment or encumbrance thereof shall be void and unenforceable against the Company.
5.3    Other Restrictions. The Committee may impose other restrictions on any Award, or any cash or property acquired in connection with an Award, as the Committee deems advisable, including, without limitation, holding periods or further transfer restrictions, forfeiture provisions, and restrictions under applicable federal or state laws.
5.4    Tax Withholding. The Company or its Subsidiaries shall be entitled to withhold and deduct from future wages of a Participant (or from other amounts that may be due and owing to a Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, local and foreign withholding and employment-related tax requirements attributable to an Award. The Company may also require a Participant promptly to remit the amount of such withholding to the Company or its Subsidiaries before taking any action with respect to an Award. The Company may establish such rules and procedures concerning timing of any withholding election as it deems appropriate. Notwithstanding any action taken or not taken by the Company or its Subsidiaries, the Participant shall remain solely liable for all taxes due with respect to his or her Award.
SECTION 6: Amendment and Termination.
Except to the extent prohibited by applicable law and unless otherwise expressly provided in this Plan, the Board may amend, alter, suspend, discontinue or terminate this Plan, and the Committee may amend or cancel any Award, except that no such amendment, alteration, suspension, discontinuation or termination shall be made that would violate the rules or regulations of the NASDAQ Stock Market or any other laws, rules and regulations that are applicable to the Company.
This Plan will continue in effect until terminated by the Board (although any Awards outstanding at such time shall remain outstanding and subject to this Plan until they are paid out or otherwise cancelled as provided in this Plan). The Committee is not required to grant any Awards under this Plan.
SECTION 7: General Provisions.
7.1    Effective Date. This Plan was approved by the Board to be effective as of July 1, 2026.
7.2    Term of this Plan. This Plan shall continue indefinitely until otherwise terminated pursuant to Section 6. No right to receive an incentive payment shall be granted after the termination of this Plan. However, unless otherwise expressly provided in this Plan, any right to receive an incentive payment theretofore granted may extend beyond the termination of this Plan, and the authority of the Board and the Committee and its delegates to amend or otherwise administer this Plan shall extend beyond the termination of this Plan.
7.3    Headings. Headings are given to the Sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.
7.4    Applicability to Successors. This Plan shall be binding upon and inure to the benefit of the Company and each Participant, and the successors and assigns of the Company, and the beneficiaries, personal representatives and heirs of each Participant. If the Company becomes a party to any merger, consolidation or reorganization, this Plan shall remain in full force and effect as an obligation of the Company or its successors in interest.
7.5    Employment Rights and Other Benefit Programs. The provisions of this Plan shall not give any Participant any right to be retained in the employment of the Company or its Subsidiaries. In the absence of any specific agreement to the contrary, this Plan shall not affect any right of the Company, or of any Subsidiary, to terminate, with or without cause, any Participant’s employment or service at any time. This Plan shall not replace any contract of employment, whether oral or written, between the Company or its Subsidiaries and any Participant, but shall be considered a supplement thereto. This Plan is in addition to, and not in lieu of, any other employee benefit plan or program in which any Participant may be or become eligible to participate by reason of employment with the Company or its Subsidiaries. No compensation or benefit awarded to or realized by any Participant under this Plan shall be included for the purpose of computing such Participant’s compensation under any compensation-based retirement, disability, or similar plan of the Company or any Subsidiary unless required by law or otherwise provided by such other plan.
7.6    No Trust or Fund Created. This Plan shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Subsidiary pursuant to this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company or of any Subsidiary.
7.7    Governing Law. The validity, construction and effect of this Plan or any incentive payment payable under this Plan shall be determined in accordance with the laws of the State of Texas.
7.8    Severability. If any provision of this Plan is, becomes, or is deemed to be invalid, illegal or unenforceable in any jurisdiction, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of this Plan, such provision shall be stricken as to such jurisdiction, and the remainder of this Plan shall remain in full force and effect.
7.9    Certain Tax Matters. No payments are intended to constitute deferred compensation subject to Section 409A of the Code, unless a Participant elects to defer a payment pursuant to a deferred compensation plan that is intended to comply with such Code Section.
This Plan is being executed, on behalf of the Board, by the undersigned duly authorized officer of the Company.
FirstSun Capital Bancorp
By: /s/ Neal E. Arnold
Name: Neal E. Arnold
Title: President and Chief Executive Officer